Exhibit 99.1
Press Release
Two North Broadway
Lebanon, Ohio 45036

Company Contact: Eric J. Meilstrup President and Chief Executive Officer LCNB National Bank (513) 932-1414 shareholderrelations@lcnb.com	Investor and Media Contact: Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

LCNB CORP. REPORTS FINANCIAL RESULTS FOR
THE THREE AND SIX MONTHS ENDED JUNE 30, 2024

Second quarter results include the initial contribution of the April 12, 2024 Eagle Financial Bancorp, Inc. acquisition and the growing benefits of the November 1, 2023 Cincinnati Bancorp, Inc. acquisition

LCNB ended the quarter with record total assets, record LCNB Wealth Management assets, and record total assets managed of $4.21 billion

Non-interest income for the 2024 second quarter increased 11.9% year-over-year to $4.1 million, and up 3.8% from the first quarter

Net interest margin for the 2024 second quarter increased 14 basis points from the 2024 first quarter

Management continues to expect year-over-year earnings growth to reaccelerate in the fourth quarter of 2024

LEBANON, Ohio--LCNB Corp. ("LCNB") (NASDAQ: LCNB) today announced financial results for the three months and six months ended June 30, 2024.

Commenting on the financial results, LCNB President and Chief Executive Officer Eric Meilstrup said, “Our second quarter results demonstrate the initial contribution of the April 12, 2024 Eagle Financial Bancorp, Inc. (“EFBI” or “Eagle”) acquisition and the growing benefits of the November 1, 2023 Cincinnati Bancorp, Inc. (“Cincinnati Federal”) acquisition. As a result of these transformative transactions, LCNB's scale increased to $4.21 billion in total assets managed, becoming one of the largest independent community banks in Ohio. I am extremely proud of how our teams have come together to successfully integrate the Eagle and Cincinnati Federal acquisitions. During the 2024 second quarter, we completed the data and customer conversion of the Eagle transaction, and we are now on one system under the LCNB brand.”

Mr. Meilstrup continued, “We believe our financial results are beginning to reflect the benefits of our larger scale and the opportunities to provide additional financial services to customers across our Ohio and Kentucky markets, including expanded wealth management solutions, greater mortgage loan capabilities, and additional cash management offerings. As a result, we experienced year-over-year and sequential growth in non-interest income, and we saw a 14-basis point sequential increase in our tax equivalent net interest margin. In addition, I am encouraged by the significant improvement in adjusted net income, a non-GAAP financial measure that excludes certain nonrecurring items, over the past three months, as our 2024 second quarter adjusted net income increased by 56.8% to $4.1 million, or $0.29 per diluted share.”

“We believe we are well positioned for continued improvements in profitability as a result of the completion of our integration efforts, our excellent asset quality, and the initiatives we are pursuing to strengthen our balance sheet. I look forward to updating shareholders on the progress we are making, as we focus on providing leading financial services and expanding our product offerings to more customers throughout our Ohio and Kentucky communities,” concluded Mr. Meilstrup.

Income Statement
Net income for the 2024 second quarter was $0.9 million, compared to net income of $4.7 million for the same period last year. Earnings per basic and diluted share for the 2024 second quarter were $0.07, compared to $0.42 for the same period last year. Net income for the six-month period ended June 30, 2024 was $2.8 million, compared to $8.9 million for the same period last year. Earnings per basic and diluted share for the six-month period ended June 30, 2024 were $0.21, compared to $0.79 for the same period last year.

Adjusted net income for the 2024 second quarter was $4.1 million, or $0.29 per basic and diluted share, compared to $5.0 million, or $0.45 per basic and diluted share, for the same period last year. Adjusted net income for the first half ended June 30, 2024 was $6.7 million, or $0.49 per basic and diluted share, compared to $9.2 million, or $0.82 per basic and diluted share, in the prior year period.

Net interest income for the three months ended June 30, 2024 was $15.2 million, compared to $14.2 million for the comparable period in 2023. Net interest income for the six-month period ended June 30, 2024 was $29.1 million, as compared to $28.1 million in the same period last year. An increase in interest income from loans, due to a higher volume of average loans outstanding and the average rates earned on these loans, was partially offset by higher average balances in interest-bearing demand and money market deposits, IRA and time certificates, and long-term debt and an increase in rates paid for these liabilities. For the 2024 second quarter, LCNB’s tax equivalent net interest margin was 2.86%, compared to 3.28% for the same period last year. Net interest margin for the six-month period ended June 30, 2024 was 2.80%, as compared to 3.28% in the same period last year.

Non-interest income for the three months ended June 30, 2024 was $4.1 million, compared to $3.6 million for the same period last year. For the six months ended June 30, 2024, non-interest income increased $782,000, or by 10.8%, to $8.0 million, compared to $7.2 million for the same period last year. The increase in non-interest income for both the three- and six-month periods was primarily due to higher fiduciary income and higher gains on sales of loans. Partially offsetting non-interest income during the quarter was a $843,000 pretax loss on the sale of approximately $48.9 million of below market rate loans acquired from Cincinnati Federal. The Company estimates an earn-back period of three to four months on the sale associated with reduced interest expense.

Non-interest expense for the three months ended June 30, 2024 was $17.8 million, compared to $12.1 million for the same period last year. The $5.7 million increase was primarily due to higher personnel and operating expenses, as well as one-time merger related expenses, associated with the Cincinnati Federal and Eagle acquisitions. For the six months ended June 30, 2024, non-interest expense was $8.7 million higher than the comparable period in 2023, partially due to an increase of $3.2 million in salaries and employee benefit costs, a $459,000 increase in FDIC insurance premiums, and a $2.7 million increase in merger-related expenses. In addition, non-interest expense for the 2023 second quarter benefited from a $425,000 gain recognized on the sale of an office building that had been closed as a result of LCNB's office consolidation strategy. The remaining net increase can be attributed to smaller increases in various other accounts.

Capital Allocation
During the six months ended June 30, 2024, LCNB did not repurchase any of its outstanding shares. At June 30, 2024, LCNB had 315,047 shares remaining under its share repurchase program.

For the second quarter ended June 30, 2024, LCNB paid $0.22 per share in dividends, a 4.8% increase from $0.21 per share in the second quarter of last year. Year-to-date, LCNB paid $0.44 per share in dividends, compared to $0.42 per share for the first half of last year.

Balance Sheet
Total assets at June 30, 2024 increased 21.6%, to $2.37 billion, from $1.95 billion at June 30, 2023. Net loans at June 30, 2024 increased 20.9%, to $1.73 billion, compared to $1.43 billion at June 30, 2023. The year-over-year improvement resulted primarily from the contribution of continued organic loan growth and the completion of the Cincinnati Federal and Eagle acquisitions. Not including the Cincinnati Federal and Eagle acquisitions, total net loans increased 2.1% organically, or by $30.4 million, from the same period a year ago.

Loans held for sale totaled $44.0 million, compared to $75.6 million at March 31, 2024, and are primarily composed of loans scheduled to be sold to an investor during the remainder of 2024. LCNB anticipates that proceeds from the sale will be used for general corporate purposes, which may include supporting loan growth, paying down long-term debt, and adding to liquidity balances.

Total deposits at June 30, 2024 increased 21.7% to $1.94 billion, compared to $1.60 billion at June 30, 2023. Not including the Cincinnati Federal and Eagle acquisitions, total deposits increased 6.8% organically, or by $108.7 million, from June 30, 2023.

As of the transaction date, the fair value of loans acquired from Eagle totaled $127.0 million and the fair value of deposits acquired totaled $132.4 million. Core deposit intangibles totaled $3.8 million and the increase to goodwill was $14.0 million.

Assets Under Management
Total assets managed at June 30, 2024 were a record $4.21 billion, compared to $3.23 billion at June 30, 2023. The year-over-year increase in total assets managed was primarily due to the Cincinnati Federal and Eagle acquisitions and organic growth in LCNB total assets, trust and investments, mortgage loans serviced, and brokerage accounts. Organically, trust and investments and brokerage accounts increased due to a higher number of new LCNB Wealth Management customer accounts and an increase in the fair value of managed assets. Mortgage loans serviced increased primarily due to the Cincinnati Federal acquisition.

Asset Quality
For the 2024 second quarter, LCNB recorded a provision for credit losses of $528,000, compared to a provision for credit losses of $30,000 for the 2023 second quarter. For the six months ended June 30, 2024, LCNB recorded a total provision for credit losses of $653,000, compared to a total recovery of credit losses of $27,000 for the six months ended June 30, 2023.

Net charge-offs for the 2024 second quarter were $18,000, or 0.00% of average loans, compared to net charge-offs of $33,000, or 0.01% of average loans, annualized, for the same period last year. For the 2024 six-month period, net charge-offs were $63,000, or 0.01% of average loans, compared to net charge-offs of $49,000, or 0.01% of average loans, for the 2023 six-month period.

Total nonperforming loans, which include non-accrual loans and loans past due 90 days or more and still accruing interest, were $3.0 million, or 0.17% of total loans, at June 30, 2024, compared to $707,000, or 0.05% of total loans, at June 30, 2023. The year-over-year increase in nonaccrual loans was primarily due to one commercial real estate relationship, representing a balance of $2.6 million. LCNB does not foresee a loss on this loan as it is deemed to have adequate provision based on management’s current review of the property value. The nonperforming assets to total assets ratio was 0.13% at June 30, 2024, compared to 0.04% at June 30, 2023.

About LCNB Corp.
LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. Through its subsidiary, LCNB National Bank (the “Bank”), it serves customers and communities in Southwest and South-Central Ohio and Northern Kentucky. A financial institution with a long tradition for building strong relationships with customers and communities, the Bank offers convenient banking locations in Butler, Clermont, Clinton, Fayette, Franklin, Hamilton, Montgomery, Preble, Ross, and Warren Counties, Ohio. The Bank also provides community-oriented banking services to customers in Northern Kentucky through a bank office in Boone County, Kentucky. The Bank continually strives to exceed customer expectations and provides an array of services for all personal and business banking needs including checking, savings, online banking, personal lending, business lending, agricultural lending, business support, deposit and treasury, investment services, trust and IRAs and stock purchases. LCNB Corp. common shares are traded on the NASDAQ Capital Market Exchange® under the symbol “LCNB.” Learn more about LCNB Corp. at www.lcnb.com.

Forward-Looking Statements
Certain statements made in this news release regarding LCNB’s financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions. Please refer to LCNB’s Annual Report on Form 10-K for the year ended December 31, 2023, as well as its other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of LCNB’s business and operations. Additionally, LCNB’s financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:
1.the success, impact, and timing of the implementation of LCNB’s business strategies;
2.LCNB’s ability to integrate recent and future acquisitions may be unsuccessful or may be more difficult, time-consuming, or costly than expected;
3.LCNB may incur increased loan charge-offs in the future and the allowance for credit losses may be inadequate;
4.LCNB may face competitive loss of customers;
5.changes in the interest rate environment, which may include further interest rate increases, may have results on LCNB’s operations materially different from those anticipated by LCNB’s market risk management functions;
6.changes in general economic conditions and increased competition could adversely affect LCNB’s operating results;
7.changes in regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact LCNB’s operating results;
8.LCNB may experience difficulties growing loan and deposit balances;
9.United States trade relations with foreign countries could negatively impact the financial condition of LCNB's customers, which could adversely affect LCNB 's operating results and financial condition;
10.global geopolitical relations and/or conflicts could create financial market uncertainty and have negative impacts on commodities and currency, which could adversely affect LCNB's operating results and financial condition;
11.difficulties with technology or data security breaches, including cyberattacks, could negatively affect LCNB's ability to conduct business and its relationships with customers, vendors, and others;
12.adverse weather events and natural disasters and global and/or national epidemics could negatively affect LCNB’s customers given its concentrated geographic scope, which could impact LCNB’s operating results; and
13.government intervention in the U.S. financial system, including the effects of legislative, tax, accounting, and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Jumpstart Our Business Startups Act, the Consumer Financial Protection Bureau, the capital ratios of Basel III as adopted by the federal banking authorities, changes in deposit insurance premium levels, and any such future regulatory actions or reforms.

Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of LCNB and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. LCNB undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.